Exhibit 99.1

First Bankshares, Inc. and Xenith Corporation Announce Final Regulatory Approval of Merger

SUFFOLK, Va. and RICHMOND, Va., December 8, 2009 – First Bankshares, Inc. (Nasdaq: SUFB) and Xenith Corporation today announced that the Federal Reserve Bank of Dallas, acting under authority delegated by the Board of Governors of the Federal Reserve, has granted the federal bank regulatory approvals necessary to consummate the merger of First Bankshares and Xenith Corporation. The merger was previously approved by the Virginia State Corporation Commission on September 25, 2009 and the companies’ respective shareholders on October 15, 2009. First Bankshares and Xenith Corporation have now received all necessary shareholder and state and federal bank regulatory approvals and can close the merger following the completion of a mandatory 15-day waiting period and satisfaction or waiver of other customary closing conditions. The two companies expect to close the merger on or about December 31, 2009.

Upon the closing of the merger, Xenith Corporation will merge with and into First Bankshares, with the combined company operating as a one-bank holding company under the name Xenith Bankshares, Inc.

For more information about First Bankshares and its subsidiary, SuffolkFirst Bank, please visit: www.suffolkfirstbanks.com.

For more information about Xenith Corporation, please visit: www.xenithbank.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include, but are not limited to, statements about (i) First Bankshares’ and Xenith Corporation’s plans, expectations and intentions with respect to the closing of the merger and (ii) other statements in the press release that are not historical facts. Words such as “expect,” “will,” and variations of similar expressions are intended to identify forward-looking statements. These statements are based on the beliefs of the respective managements of First Bankshares and Xenith Corporation as to the expected outcome of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, and degree of occurrence. Results and outcomes may differ materially from what may be expressed or forecasted in forward-looking statements. Factors that could cause results and outcomes to differ materially include, among others, the ability to complete the merger as expected and within the expected timeframe; the possibility that one or more of the conditions to the completion of the merger may not be satisfied; any event that could give rise to a termination of the merger agreement; disruptions to customer and employee relationships and business operations caused by the merger; changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flows; the impact of competition from traditional or new sources; and the other factors detailed in First Bankshares’ publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2008. First Bankshares and Xenith Corporation assume no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Contacts:	Darrell G. Swanigan of First Bankshares, Inc., (757) 934-8200
T. Gaylon Layfield, III of Xenith Corporation, (804) 433-2200